Exhibit 99.2

B.H.I.T., INC. ACQUIRES
RAILROAD TIE RECLAMATION/ENERGY GENERATION COMPANY
THE WOOD ENERGY GROUP

Boca Raton, FL (September 9, 2009) – B.H.I.T., Inc. [OTC: BHIT.OB], a publicly traded company headquartered in Boca Raton, Florida, announced today that it has acquired 100% of the equity securities of The Wood Energy Group, Inc. (“Wood Energy” or “the Company”) for $6.4 million, plus customary closing adjustments.

Wood Energy, headquartered in St. Louis, Missouri, is one of the nation’s largest railroad tie reclamation/energy generation companies.  Founded in 2001, the Company reclaims railroad ties for Class I, regional and short line railroads and then disposes of the ties to either the energy co-generation or landscape markets.  In addition, the Company processes wood products for forest products companies for additional sources of biomass fuel.

Wood Energy has principal contracts with Union Pacific Railroad (NYSE: UNP) and Canadian National Railway (NYSE: CN), as well as contracts with International Paper (NYSE: IP), Mead Westvaco (NYSE: MWV) and others.  The Company currently serves customers located in the southwest and southeast U.S., and has future plans to expand its service area.  In 2008, Wood Energy reclaimed approximately 900,000 railroad ties and generated revenues of more than $5.2 million.

Wood Energy, managed by Greg Smith, President, and Andy Lewis, Vice President, currently has 25 full-time employees.  Mr. Smith has been in the railroad tie reclamation business since 1991, and has developed a patented design for the disposal of used ties.  Future plans call for the Company to invest in additional tie grinding equipment in order to further meet the needs of the co-generation market.  Shredded railroad ties are a viable “green” source of biomass fuel for industrial plants and utilities.

Gary O. Marino, Chairman, President & CEO of B.H.I.T., said, “We are pleased to announce the purchase of Wood Energy, B.H.I.T.’s first acquisition.  Wood Energy is an excellent entrée for B.H.I.T. into the railroad services sector.  The Company has a strong management team, a solid base of business derived from long-term contracts and the expertise to grow the co-generation segment of the business.  We believe Wood Energy will be the first of a number of acquisitions for B.H.I.T. as we will continue to seek railroad support services companies that create economies of scale.”

B.H.I.T., Inc. is a railroad support services company headquartered in Boca Raton, Florida.